[Letterhead of Elvinger Hoss & Prussen]

                                                Luxembourg, 29th January, 2003

               RE: Exchange of (Euro)260,000,000 9% Per Cent Senior Notes Due 2012 (The "Notes") Issued On May 7Th, 2002 by Sanitec International S.a. (The "Company")
                    ------------------------------------------------------------

Ladies and Gentlemen,

         We have acted as legal advisers to the Company in connection with certain matters of Luxembourg law relating to the exchange by the Company of the Notes.

         We have examined exclusively the following documents:

1) the Form F-4 registration statement under the Securities Act of 1933 as filed with the Securities and Exchange Commission (the "REGISTRATION STATEMENT");

2) a copy of the minutes of the board of directors' Meeting of the Company held on 16th December, 2002; (the "BOARD MINUTES") and

3) the consolidated articles of incorporation of the Company dated 9th April 2002 (the "ARTICLES OF INCORPORATION").


We have not examined any other documents.


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For the purpose of rendering this opinion, we have assumed:

          (i) the genuineness of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies or specimens and the conformity of the originals to the last drafts reviewed by us;

          (ii) the due authorisation (other than the Company) and the due execution and delivery of the Registration Statement by the parties thereto as well as the power, authority, legal right and capacity of the parties thereto (other than the Company) and under all applicable laws and regulations other than the laws of the Grand-Duchy of Luxembourg to enter into, execute, deliver and perform their respective obligations there under;

          (iii) that all authorisations and consents of any authority or any country other than the Grand-Duchy of Luxembourg which may be required in connection with the execution and delivery of the Registration Statement have been obtained;

          (iv) that words and phrases in English in the Registration Statement have the meaning ascribed thereto by the vernacular language;

          (v)  the genuineness of all signatures and seals.


         We express no opinion as to any laws other than the laws of the Grand-Duchy of Luxembourg and this opinion is to be construed under Luxembourg law.

         Based upon and subject to the foregoing we are of the opinion that:

         (i) The Company is a company duly incorporated and validly existing with full power to carry on its business under its Articles of Incorporation and the laws of Luxembourg and has
                  (i) the power and corporate authority to execute, deliver and carry out its obligations under and as described in the Registration Statement and (ii) duly authorised the issuance and exchange of the Notes pursuant to the Board Minutes .



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          (ii) The execution and delivery of the Registration Statement and the consummation of the transactions contemplated therein and compliance by the Company with its obligations provided therein, including the issuance and the exchange of the Notes, will not conflict with or constitute violation of the Articles of Incorporation of either the Company or Luxembourg law.

          (iii) Based upon and subject to the foregoing and subject to the qualifications below, it is our opinion that the statements in the Registration Statement under the caption "Luxembourg Tax Considerations" (insofar as they relate to provisions of Luxembourg tax laws therein described) constitute our opinions and are accurate in all material aspects.

         The foregoing opinions are subject to the following qualifications:

          (i) The binding effect and validity of the Registration Statement and its enforceability against the Company are subject to all limitations resulting from the laws of court controlled administration, liquidation, insolvency, reorganisation, surety ship or similar law of general application affecting creditors' rights.

          (ii) Luxembourg law does not allow consolidation of bankruptcies or similar collective insolvency proceedings between Luxembourg corporate entities unless the assets of one entity had been commingled with the assets of another entity and have been used or disposed of by the other entity as if it were such other entity's assets.

          (iii) Luxembourg law grants priority over secured and unsecured creditors to three classes of super-creditors:

               (a) to employees or workers for their wages or other entitlements relating to the last six months of their employment or relating to indemnities due because of termination of the employment up to a total ceiling per employee or worker as fixed by regulations from time to time;

               (b) the Luxembourg Social Security for contributions owed in relation to salaries paid;

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                                      -4-

               (c) the Luxembourg Treasury for certain taxes, corporate income tax, municipal income tax and added value tax and some other taxes of no or minor relevance in this context.

Such priorities would apply to assets situated in Luxembourg including bank accounts maintained in Luxembourg. The question whether such super priority would be recognised in a foreign country will have to be answered under the applicable double taxation treaties or relevant local laws.

         We consent to use of this opinion as an exhibit to the Registration Statement and to any and all references to our firm in the prospectus and, in particular, the sections in the prospectus entitled "Service of Process and Enforceability of Civil Liabilities" and "Risk Factors - Luxembourg or other local insolvency laws to which we or our subsidiaries may be subject may not be as favourable to you as US bankruptcy laws", which are part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

         This opinion is given on the basis that there will be no amendment to or termination or replacement of the documents which we reviewed for the purpose hereof and on the basis of laws of Luxembourg in force and as construed and applied by Luxembourg Courts as at the date of this opinion. This opinion is also given on the basis that we undertake no responsibility to notify any addressee of this opinion of any change in the laws of Luxembourg or their construction or application after the date of this opinion.

      In this opinion Luxembourg legal concepts are translated in English terms and not in their original French terms used in Luxembourg laws. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issue arising hereunder be governed by Luxembourg law and subject to the exclusive jurisdiction of the Luxembourg Courts.

         This opinion is for the benefit solely of the Sanitec International S.A. and may not be relied upon by any other person or for any purpose other than in connection with the exchange of the Notes.

                                           Yours faithfully,
                                           Elvinger, Hoss & Prussen


                                           By:  /s/ Patrick Santer
                                               -----------------------
                                                    Patrick Santer